Exhibit 99.1

FOR IMMEDIATE RELEASE

MIKE STONE, RLI INSURANCE COMPANY PRESIDENT & COO, ANNOUNCES RETIREMENT, CRAIG KLIETHERMES TO ASSUME ROLE OF PRESIDENT & COO EFFECTIVE JANUARY 1, 2016.

PEORIA, ILLINOIS, September 2, 2015 — RLI Corp. (NYSE: RLI) — RLI Corp. announced today that Michael J. Stone will retire as RLI Insurance Company President & COO effective December 31, 2015. He will continue to serve on the RLI Board of Directors following that date. Craig Kliethermes, Executive Vice President, Operations, will assume the role of RLI Insurance Company President & COO as of January 1, 2016.

“I am honored to have been a part of the vision and growth of this great company for so many years,” said Stone. “Craig has been preparing to succeed me for several years and I have the utmost confidence in his ability, and that of our entire leadership team, to effectively lead our organization into the future. We’re well-positioned for continued success.”

Stone joined RLI in 1996 and has served as RLI Insurance Company President & COO since 2002. During his nearly 20 year career with RLI, he served as Vice President, Claim before becoming Executive Vice President in 1998.

“Throughout his tenure, Mike has been an integral partner in RLI’s growth and success, providing outstanding leadership for our insurance operations,” said RLI Chairman & CEO Jonathan E. Michael. “On behalf of the board of directors and all RLI employees, I thank him for his commitment to our company and wish him well in his retirement.”

Kliethermes joined RLI in 2006 as Vice President, Actuarial Services, and was promoted to Senior Vice President, Risk Services, in 2009. Kliethermes has served as RLI’s Executive Vice President, Operations, since 2013. Prior to joining RLI, he served in executive positions with Lockton Companies, GE Insurance/Employers Reinsurance and John Deere Insurance Company. Kliethermes holds a bachelor’s degree in mathematics from Maryville College and has earned his Chartered Property Casualty Underwriter designation.  He is a Member of the American Academy of Actuaries and is a Fellow of the Casualty Actuarial Society.

“Craig’s industry experience, demonstrated leadership and deep understanding of RLI’s business make him uniquely qualified to step into this role,” said Michael. “I’m confident that our insurance operations will continue to thrive under his sound leadership.”

ABOUT RLI

RLI (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company. RLI has increased dividends for 40 consecutive years and delivered underwriting profits for 19 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby, Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

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